WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending October 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of October 31, 2008 was $117.05, an increase of +3.86% from the September 30, 2008 value of $112.69. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +11.05% as of October 31, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$1,934,340.81
Change in Unrealized Gain/(Loss)	$3,428,630.86
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(24,346.04)

Total Trading Income	$5,338,625.63

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$24,323.67
Management Fees	$42,373.70
Advisory Fees	$188,462.07
Offering Fees	$0.00
Incentive Fees	$862,810.36
Other Expenses	$298,380.56

Total Expenses	$1,416,350.36

Interest Income	$5,212.77

Net Income (Loss) from the Period	$3,927,488.04

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$101,696,885.76	$112.69
Addition	$1,092,083.00
Withdrawal	$(461,374.96)
Net Income/(Loss)	$3,927,488.04

Month End	$106,255,081.84	$117.05

Monthly Rate of Return	3.86%
Year to Date Rate of Return	11.05%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending October 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of October 31, 2008 was $119.39, an increase of +4.03% from the September 30, 2008 value of $114.77. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +12.89% as of October 31, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$298,223.32
Change in Unrealized Gain/(Loss)	$528,602.64
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(3,753.50)

Total Trading Income	$823,072.46

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$3,750.06
Management Fees	$6,532.88
Advisory Fees	$29,055.78
Offering Fees	$0.00
Incentive Fees	$133,022.15
Other Expenses	$19,870.71

Total Expenses	$192,231.58

Interest Income	$803.67

Net Income (Loss) from the Period	$631,644.55

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,678,923.97	$114.77
Addition	$664,000.00
Withdrawal	$(566,717.72)
Net Income/(Loss)	$631,644.55

Month End	$16,407,850.81	$119.39

Monthly Rate of Return	4.03%
Year to Date Rate of Return	12.89%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2